Exhibit 99.1

SYSCO

SYSCO Corporation	NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
CONTACT: Neil A. Russell
Assistant Vice President,
Investor Relations
(281) 584-1308
SYSCO REPORTS THIRD QUARTER DILUTED EPS OF $0.40,
YEAR-TO-DATE FISCAL YEAR 2008 DILUTED EPS OF $1.26
Quarterly diluted EPS increases 14.3 percent compared to the same period last year
HOUSTON, April 28, 2008 — SYSCO Corporation (NYSE: SYY) today announced financial results for its 13-week third quarter and 39 weeks of fiscal 2008 ended March 29, 2008.
Third Quarter Fiscal 2008 Highlights
▪	Sales increased 6.7% to $9.15 billion from $8.57 billion in last year’s third quarter.

▪	Net earnings increased 9.0% to $240.9 million compared to $221.0 million in last year’s third quarter.

▪	Diluted earnings per share (EPS) increased 14.3% to $0.40 compared to $0.35 in the third quarter of fiscal 2007.
Year-To-Date Fiscal 2008 Highlights
▪	Sales increased 7.7% to $27.79 billion from $25.81 billion in the corresponding period last year.

▪	Net earnings increased 10.7% to $772.0 million compared to $ 697.7 million in last year’s first 39 weeks.

▪	Diluted EPS increased 13.5% to $1.26 compared to $1.11 in the corresponding period last year.
     “In a challenging business environment where restaurant sales growth appears to have been flat to down, we continued to grow and we leveraged that growth to our bottom line, particularly in the Broadline segment,” said Richard J. Schnieders, SYSCO’s chairman and chief executive officer. “Our strong customer focus – which centers on helping customers succeed – solidifies and enhances our business relationships for the longer term.”
Third Quarter Fiscal 2008 Summary
     Sales for the third quarter grew 6.7% over the same period last year. Food cost inflation, as estimated by the change in SYSCO’s cost of goods, was 6.2% for the quarter.
     Operating income for the third quarter grew 8.7% over the same period last year. As a percentage of sales, operating income increased 9 basis points. The prevailing market environment was characterized by continued high food cost inflation. In spite of these conditions, gross profit dollars increased 6.1% while operating expenses grew only 5.4% for the period.
     Operating expenses for the third quarter were negatively impacted by, among other items; the cash surrender value of corporate-owned life insurance, which declined $14.3 million versus a gain of $3.8 million in the third quarter of last year, resulting in a negative comparison of $18.1 million. In addition, fuel costs were approximately $12 million higher than the same period last year. These increases were partially offset by decreases in pension and stock compensation expense of $2.2 million and $4.1 million, respectively.

Year-To-Date Fiscal 2008 Summary
     Sales for the first three quarters of 2008 grew 7.7% over the same period last year. Food cost inflation, as estimated by the change in SYSCO’s cost of goods, was 6.0% year-to-date in fiscal 2008. Operating income grew 10.2% over the same period last year as a result of gross profit dollars increasing 6.8% and operating expenses grew 5.7% for the period. Diluted EPS increased 13.5% to $1.26.
     “I am encouraged by our year-to-date results,” said Richard J. Schnieders, SYSCO’s chairman and chief executive officer. “To leverage 7.7% sales growth into 13.5% earnings per share growth is an indication of the focus and strong execution of our business strategies by our more than 50,000 associates.”
Capital Spending
     Capital expenditures totaled $115 million and $393 million for the third quarter and year-to-date fiscal 2008, respectively. The primary areas for investments included facility replacements and expansions, construction of fold-out operations, additions to SYSCO’s fleet. Additionally, investments included the new redistribution center in Alachua, Florida, SYSCO’s second RDC facility, which opened on schedule and began shipping product in April to five operating companies in Florida.
     For the full fiscal year 2008, the company projects that capital expenditures will be in the range of $550 million to $575 million.
Conference Call & Webcast
     SYSCO’s third quarter 2008 earnings conference call will be held on Monday, April 28, 2008 at 10:00 a.m. ET. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2007 that ended June 30, 2007, the company generated more than $35 billion in sales. For more information about SYSCO visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the impact of our customer focus on SYSCO’s business relationships and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and other factors, including those described above. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 as filed with the Securities and Exchange Commission.
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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	March 29, 2008	March 31, 2007
Sales	$9,146,557	$8,572,961
Cost of sales	7,412,036	6,938,867

Gross margins	1,734,521	1,634,094
Operating expenses	1,316,877	1,249,951

Operating income	417,644	384,143
Interest expense	28,744	25,700
Other income, net	(7,285)	(2,536)

Earnings before income taxes	396,185	360,979
Income taxes (39.19% in ‘08; 38.78% in ’07)	155,284	139,980

Net earnings	$240,901	$220,999

Net earnings:
Basic earnings per share	$0.40	$0.36

Diluted earnings per share	$0.40	$0.35

Average shares outstanding	603,170,150	617,678,739

Diluted average shares outstanding	605,773,862	625,750,925

COMPARATIVE SEGMENT SALES DATA (Unaudited)
(In Thousands)

	For the 13-Weeks Ended
	March 29, 2008	March 31, 2007
Sales:
Broadline	$7,230,350	$6,716,512
SYGMA	1,138,660	1,082,534
Other	888,665	887,156
Intersegment	(111,118)	(113,241)

Total	$9,146,557	$8,572,961

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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 39-Weeks Ended
	March 29, 2008	March 31, 2007
Sales	$27,791,906	$25,813,781
Cost of sales	22,498,463	20,856,982

Gross margins	5,293,443	4,956,799
Operating expenses	3,972,154	3,757,800

Operating income	1,321,289	1,198,999
Interest expense	84,030	79,472
Other income, net	(18,660)	(14,949)

Earnings before income taxes	1,255,919	1,134,476
Income taxes (38.53% in ‘08; 38.50% in ’07)	483,881	436,791

Net earnings	$772,038	$697,685

Net earnings:
Basic earnings per share	$1.27	$1.13

Diluted earnings per share	$1.26	$1.11

Average shares outstanding	607,380,306	618,988,223

Diluted average shares outstanding	612,241,790	626,507,744

COMPARATIVE SEGMENT SALES DATA (Unaudited)
(In Thousands)

	For the 39-Weeks Ended
	March 29, 2008	March 31, 2007
Sales:
Broadline	$22,060,821	$20,270,627
SYGMA	3,371,693	3,240,706
Other	2,706,051	2,648,772
Intersegment	(346,659)	(346,324)

Total	$27,791,906	$25,813,781

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SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 29, 2008	March 31, 2007
ASSETS
Current assets
Cash	$243,919	$180,943
Receivables	2,737,464	2,634,273
Inventories	1,836,683	1,693,084
Prepaid expenses and other current assets	62,432	66,939

Total current assets	4,880,498	4,575,239

Plant and equipment at cost, less depreciation	2,857,230	2,649,708

Other assets
Goodwill	1,406,700	1,329,745
Intangibles	90,242	89,977
Restricted cash	92,135	101,105
Prepaid pension cost	416,151	423,607
Other	218,029	257,940

Total other assets	2,223,257	2,202,374

Total assets	$9,960,985	$9,427,321

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$10,500
Accounts payable	2,033,198	1,982,126
Accrued expenses	846,989	810,216
Accrued income taxes	159,628	119,919
Deferred taxes	385,878	357,629
Current maturities of long-term debt	4,504	104,882

Total current liabilities	3,430,197	3,385,272

Other liabilities
Long-term debt	2,040,546	1,633,091
Deferred taxes	554,137	688,239
Other long-term liabilities	655,158	385,198

Total other liabilities	3,249,841	2,706,528

Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	765,175	765,175
Paid-in capital	697,970	618,087
Retained earnings	5,839,698	5,357,045
Accumulated other comprehensive income	47,422	67,441
Treasury stock	(4,069,318)	(3,472,227)

Total shareholders’ equity	3,280,947	3,335,521

Total liabilities and shareholders’ equity	$9,960,985	$9,427,321

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SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 39-Weeks Ended
	March 29, 2008	March 31, 2007
Cash flows from operating activities:
Net earnings	$772,038	$697,685
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	61,154	75,749
Depreciation and amortization	275,747	270,236
Deferred tax provision	450,569	405,228
Provision for losses on receivables	25,926	23,251
Gain on sale of assets	(2,496)	(5,791)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(138,425)	(170,145)
(Increase) in inventories	(112,867)	(86,722)
Decrease (increase) in prepaid expenses and other current assets	61,230	(7,933)
Increase in accounts payable	41,082	101,707
(Decrease) increase in accrued expenses	(81,931)	47,928
(Decrease) in accrued income taxes	(362,878)	(352,399)
Decrease (increase) in other assets	4,427	(26,976)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	2,398	(12,621)
Excess tax benefits from share-based compensation arrangements	(3,352)	(7,032)

Net cash provided by operating activities	992,622	952,165

Cash flows from investing activities:
Additions to plant and equipment	(392,706)	(457,174)
Proceeds from sales of plant and equipment	11,428	14,119
Acquisition of businesses, net of cash acquired	(50,464)	(48,534)
Decrease (increase) in restricted cash	2,794	(1,331)

Net cash used for investing activities	(428,948)	(492,920)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments ), net	(486,122)	(10,235)
Other debt borrowings	755,892	4,480
Other debt (repayments)	(5,497)	(7,418)
Debt issuance costs	(4,192)	(7)
Common stock reissued from treasury	102,438	184,950
Treasury stock purchases	(529,179)	(329,342)
Dividends paid	(365,333)	(328,029)
Excess tax benefits from share-based compensation arrangements	3,352	7,032

Net cash used for financing activities	(528,641)	(478,569)

Effect of exchange rates on cash	1,014	(1,630)

Net increase (decrease) in cash	36,047	(20,954)
Cash at beginning of period	207,872	201,897

Cash at end of period	$243,919	$180,943

Cash paid during the period for:
Interest	$88,514	$86,733
Income taxes	386,570	383,076
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Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	March 29, 2008	March 31, 2007
SYSCO Brand Sales as a % of MA-Served Sales	50.91%	51.57%
SYSCO Brand Sales as a % of Total
Broadline Sales	41.51%	42.89%
MA-Served Sales as a % of Total
Broadline Sales	47.59%	48.42%

	For the 39-Weeks Ended
	March 29, 2008	March 31, 2007
SYSCO Brand Sales as a % of MA-Served Sales	51.29%	52.14%
SYSCO Brand Sales as a % of Total
Broadline Sales	42.29%	43.68%
MA-Served Sales as a % of Total
Broadline Sales	48.85%	49.43%
Note: Beginning with the earnings release for the first quarter of fiscal 2008, this information is now presented to include Canadian broadline sales statistics.
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